Exhibit 99.1
CERTIFICATE OF AMENDMENT

OF

RESTATED CERTIFICATE OF INCORPORATION

OF

WLG INC.

WLG Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify:

1.	That the name of the Corporation is WLG Inc.

2.   That the Restated Certificate of Incorporation of the Corporation, as amended, is herby further amended by striking Article FOURTH thereof and substituting, in lieu of said Article FOURTH, the following new Article FOURTH:

“FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is seventy-five million (75,000,000) shares consisting of (i) sixty-five million (65,000,000) shares of Common Stock, par value $0.001 per share and (ii) ten million (10,000,000) shares of Preferred Stock, par value $0.001 per share.

The powers, preferences and rights, and the qualifications, limitations and restrictions of the Corporation’s Common Stock and Preferred Stock are as follows:

(a)
holders of the Corporation’s Common Stock as a class, have equal ratable rights to receive dividends when, as and if declared by the Board of Directors, out of funds legally available therefor and are entitled upon liquidation of the Company to share ratably in the net assets available for distribution, are not redeemable and have no pre-emptive or similar rights; and holders of the Corporation’s Common Stock have one non-cumulative vote for each share held of record on all matters to be voted on by the Corporation’s stockholders.

(b)
the shares of Preferred Stock may be issued in series, and shall have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issuance of such stock adopted from time to time by the Board of Directors. The Board of Directors is hereby expressly vested with authority to determine and fix in the resolution or resolutions providing for the issuances of Preferred Stock the voting powers, designations, preferences and rights, and the qualifications, limitations or restrictions thereof, of each such series to the full extent now or hereafter permitted by the laws of the State of Delaware.”

3.   The amendment of the Restated Certificate of Incorporation herein certified has been duly adopted and written consent has been given in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by Andrew Jillings, its Chief Executive Officer, this 24th day of September 2010.

WLG INC.

By:	/s/ Andrew Jillings
Name: Andrew Jillings
Title: Chief Executive Officer